                                                                    EXHIBIT 20.3
                        GRANITE CONSTRUCTION INCORPORATED
                          REVENUE AND BACKLOG ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                BY MARKET SECTOR

                                              REVENUE                                           BACKLOG
                              THREE MONTHS
                              ENDED JUNE 30,             VARIANCE                  JUNE 30,                    VARIANCE
                          2003          2002        AMOUNT      PERCENT      2003           2002        AMOUNT        PERCENT

CONTRACTS

Federal                 $ 12,882     $ 14,182     $ (1,300)       (9.2)   $   88,997     $   41,095     $ 47,902       116.6
State                    193,043      181,126       11,917         6.6       847,726        783,030       64,696         8.3
Local                    142,557      126,673       15,884        12.5       817,399        649,104      168,295        25.9
                        --------     --------     --------        ----    ----------     ----------     --------        ----
Total public sector      348,482      321,981       26,501         8.2     1,754,122      1,473,229      280,893        19.1
Private sector            54,917       75,345      (20,428)      (27.1)      177,272        114,738       62,534        54.5
AGGREGATE SALES           66,006       61,684        4,322         7.0          --             --           --           --
                        --------     --------     --------        ----    ----------     ----------     --------        ----
                        $469,405     $459,010     $ 10,395         2.3    $1,931,394     $1,587,967     $343,427        21.6
                        ========     ========     ========        ====    ==========     ==========     ========        ====

                               BY GEOGRAPHIC AREA

                                      REVENUE                                                 BACKLOG
                        THREE MONTHS
                         ENDED JUNE 30,            VARIANCE                    JUNE 30,                   VARIANCE
                      2003         2002       AMOUNT      PERCENT         2003           2002        AMOUNT      PERCENT
                      ----         ----       ------      -------         ----           ----        ------      -------

CALIFORNIA          $151,702     $190,140     $(38,438)      (20.2)   $  296,469     $  373,402     $ (76,933)      (20.6)
WEST (EXCL. CA)      166,621      157,940        8,681         5.5       401,387        338,254        63,133        18.7
MIDWEST               14,830       18,831       (4,001)      (21.2)       65,186        126,326       (61,140)      (48.4)
NORTHEAST             42,139       26,439       15,700        59.4       426,987        243,302       183,685        75.5
SOUTH                 94,113       65,660       28,453        43.3       741,365        506,683       234,682        46.3
                    --------     --------     --------        ----    ----------     ----------     ---------        ----
                    $469,405     $459,010     $ 10,395         2.3    $1,931,394     $1,587,967     $ 343,427        21.6
                    ========     ========     ========        ====    ==========     ==========     =========        ====